                                                                   Exhibit 10.25

           Amendment to 1995 Stock-Based Incentive Compensation Plan
           ---------------------------------------------------------

                                                                       EXHIBIT C


     2.8. "Committee" means the committee designated by the Board to administer the Plan under Section 4. The Committee shall have at least two members, each of whom shall be both Non-Employee Director and an Outside Director.

     2.9. "Disability" means termination of employment with the Company or any of its Subsidiaries or Affiliates as a result of an Employee's inability to perform substantially his or her duties and responsibilities to the Company or any of its Subsidiaries or Affiliates by reason of a physical or mental disability or infirmity (i) for a continuous period of six months or (ii) at such earlier time as such Employee submits medical evidence satisfactory to the Committee that such Employee has a physical or mental disability or infirmity that will likely prevent such Employee from substantially performing his or her duties and responsibilities for six months or longer. The date of such Disability shall be the earlier of the last day of such six-month period or the day on which such Employee submits such evidence. Solely for purposes of Incentive Stock Options, however, "Disability" means "permanent and total disability" as defined in section 22(e)(3) of the Code.

     2.10. "Employee" means an officer or other key employee, consultant or advisor of the Company, a Subsidiary or an Affiliate, including a director who is such an employee, consultant or advisor. Solely for purposes of Incentive Stock Options, however, "Employee" means an employee within the meaning of section 3401(c) of the Code.

     2.17. "Non-Employee Director" means a director who (i) is not currently an officer or employee of the Company (or any parent or subsidiary thereof); (ii) does not receive compensation, either directly or indirectly, from the Company (or any parent or subsidiary thereof) for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of Regulation S-K; (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(b) of Regulation S-K; and (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Rule 404(b) of Regulation S-K.

     4.2.  Grants.  The Committee shall have full power to interpret and
           ------
administer the Plan and full authority to act in selecting the Employees to whom Awards shall be granted, in determining the type and amount of Awards to be granted to each Employee, the terms and conditions of Awards granted under the Plan and the terms of agreements that shall be entered into with Holders. Each grant of an Award shall be approved by the Committee as required by Note 3 to Rule 16b-3 under the 1934 Act.

     6.6.  Payment of Option Price.  The Option price of the shares of Common
           -----------------------
Stock upon the exercise of an Option shall be paid in full in cash at the time of exercise or, with the consent of the Committee, in whole or in part in shares of Common Stock valued at Fair Market Value. With the consent of the Committee, payment upon the exercise of a Non Qualified Stock Option may be made in whole or in part by the delivery of additional, unexercised Non Qualified Stock Options (based on the difference between the Fair market Value of the Common Stock for which they are exercisable and the exercise price of such additional Non Qualified Stock Options or by a "cashless exercise".

     7.1.  Grant of SARs.  SARs are rights to receive a payment in cash or
           -------------
Common Stock, as selected by the Committee. The value of these rights, which are determined by the appreciation in value of Common Stock, shall be evidenced by SAR agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable, including, if applicable, a limit on the timing of the election and exercise of an SAR. An SAR may be granted in tandem with all or a portion of a related Option under the Plan or may be granted separately. A Tandem SAR may be granted either at the time of the grant of the Option or, with respect to a Non Qualified Option, at any time thereafter during the term of the Option. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable. In no event shall a SAR be exercisable within the first six months of its grant.